RON BENDER (SBN 143364)
DANIEL H. REISS (SBN 150573)
LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.
10250 Constellation Boulevard, Suite 1700
Los Angeles, California 90067
Telephone: (310) 229-1234
Facsimile: (310) 229-1244

Attorneys for Chapter 11 Debtor
and Debtor in Possession

FILED
JAN 18 2006

ENTERED
JAN 18 2006

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re: AURA SYSTEMS, INC., Debtor.	CASE NO. LA 05-24550-SB Chapter 11 ORDER CONFIRMING DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION Plan Confirmation Hearing: Date: January 17, 2006 Time: 2:00 p.m. Place: Courtroom 1575 Roybal Federal Bldg. 255 E. Temple Street Los Angeles, CA 90012

ORIGINAL

A hearing was held on January 17, 2006, at 2:00 p.m., before the H Samuel L. Bufford, United States Bankruptcy Judge, in Courtroom 1575, located at 255 East Temple Street, Los Angeles, California 90012 for the Court to consider the confirmation of the Debtor's First Amended Plan of Reorganization (the "Plan"), as modified, proposed by Aura Systems, Inc., Chapter 11 Debtor and Debtor-in-Possession (the "Debtor"). Appearances were made as set forth on the record of the Court.

The Court, having considered the Plan, the pleadings filed by the Debtor in support of the Plan, the voting on the Plan, the complete record in this case, the statements, arguments and representations of the parties made at the Plan confirmation hearing, and the Court, having determined that proper notice of the Plan and the Plan confirmation hearing was given and that all objections to Plan confirmation have been withdrawn, and good cause appearing therefore,

THE COURT HEREBY FINDS AS FOLLOWS:

A. Each and every requirement of Sections 1122(a) and 1123(a) of the Bankruptcy Code has been satisfied.

B. Each and every requirement of Sections 1125 and 1126 of the Bankruptcy Code has been satisfied.

C. The Plan complies with Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019.

D. Each and every requirement of Section 1129(a) of the Bankruptcy Code necessary for Plan confirmation has been satisfied.

E. The proposed modification to the Plan as set forth in paragraph 4 below does not materially and adversely impact upon creditors and interest holders who previously voted for the Plan. The proposed modification to the Plan is approved without the need for the resolicitation of any votes of creditors or interest holders.

F. Every impaired class of claim holders and interest holders under the Plan voted, as a class, to accept the Plan.

G. Good cause exists for the Court to waive the ten-day stay period set forth in Bankruptcy Rule 3020(e) with respect to this Order.

BASED UPON ALL OF THE FOREGOING, IT IS HEREBY ORDERED AS FOLLOWS:

1. The Plan, a copy of which is attached hereto as Exhibit "1", is confirmed pursuant to Section 1129(a) of the Bankruptcy Code, subject to the Plan modification set forth in paragraph 4 below.

2. All terms which are not defined in this Order shall have the definitions assigned to such terms in the Plan unless

such terms are defined in the Disclosure Statement and not in the Plan in which case such terms shall have the definitions assigned to such terms in the Disclosure Statement.

3. The effective date of the Plan (the "Effective Date") will be January 31, 2006. THE PLAN MAY TAKE EFFECT ON AN EARLIER DATE UPON STIPULATION EXECUTED BY THE DEBTOR, THE CREDITORS COMMITTEE, THE HOYAH PARTIES AND AGP LENDER.

4. The ten-day stay period set forth in Bankruptcy Rule 3020(e) with respect to this Order is hereby waived.

5. In accordance with the stipulation entered into between the Debtor and the Texas Comptrollers of Public Accounts (the "Comptroller"), which resolved the Comptroller's objection to Plan confirmation, the Plan is deemed modified to provide for the Reorganized Debtor to pay to the Comptroller the cash sum of $3161.85 in full settlement of the Comptroller's Priority Tax Claim on the Effective Date or as soon as practicable thereafter, but no later than five business days after the Effective Date, with the comptroller waiving the $258.35 portion of its Priority Tax Claim relating to tax penalties.

6. All executory contracts and unexpired leases which are identified in Exhibit "4" to the Disclosure Statement shall be deemed assumed by the Reorganized Debtor effective on the Effective Date (the "Assumed Executory Contracts and Unexpired Leases"), and the Debtor shall be required to pay the cure amounts set forth in that Exhibit. All of the Debtor's remaining executory contracts and unexpired leases which have

not previously been assumed or rejected by the Debtor outside of the Plan, and which are not part of the Assumed Executory Contracts and Unexpired Leases, shall automatically be deemed rejected on the Effective Date. In accordance with the terms of the Plan, the bar date for filing a proof of claim based on a claim arising from the rejection of any executory contract or unexpired lease which is rejected on the Effective Date shall be ~~thirty days after the Effective Date.~~ 3/2/06. 'S

7. The bar date for creditors (other than professionals who have been employed in this case) to assert an administrative claim against the Debtor or its estate is FEBRUARY 28, 2006. In order for a creditor to assert an administrative claim against the Debtor or its estate, the creditor must file a motion with the Bankruptcy Court asserting such administrative claim by FEBRUARY 28, 2006 and serve such administrative claim motion upon (1) the Office of the United States Trustee; (2) Ron Bender, Esq. of Levene, Neale, Bender, Rankin & Brill L.L.P., 10250 Constellation Boulevard, Suite 1700, Los Angeles, California 90067, fax: (310) 229-1244; (3) Lawrence Peitzman, Esq. of Peitzman, Weg & Kempinsky LLP, 10100 Santa Monica Blvd., Suite 1450, Los Angeles, California 90067, fax: (310) 552-3101; and (4) David Gould, Esq. of McDermott Will & Emery, 2049 Century Park East, 30th Floor, Los Angeles, CA 90067, fax: (310) 277-4730. Any creditor who fails to file a

timely administrative claim motion shall be permanently and forever barred from asserting any administrative claim against the Debtor or its estate. The foregoing administrative claims bar date shall not apply to the fees and expenses incurred by the professionals who have been employed in this case.

8. On the Effective Date, the Debtor will be discharged of liability for payment of all debts incurred before the confirmation of the Plan, to the extent specified in 11 U.S.C. § 1141. However, any liability imposed by the Plan and/or by the Settlement and Mutual Release Agreement entered into between the Debtor, Aura Realty, Inc., Yair Ben Moshe, David Maimon, Adi Harari, Izar Fernbach, Fred Balitzer, and ZD Products, Inc. (the "Settlement Agreement") will not be discharged. The Plan shall bind the holders of all claims and all interests whether or not they voted to accept the Plan. The rights afforded and the treatment of all claims and interests in the Plan and the Settlement Agreement shall be in complete satisfaction, discharge and release of all claims against and interests in the Debtor or any of its assets or properties of any nature whatsoever except as otherwise specifically provided in the Plan and/or the Settlement Agreement.

9. The initial post-confirmation status conference shall be held on MARCH 28, 2006 AT 10:00 A.M. The Reorganized Debtor

shall file a post-confirmation status report with the Court within ten days prior to the hearing.

10. Once the Debtor's estate has been substantially consummated as referred to in 11 U.S.C. § 1101(2), the Reorganized Debtor shall file a motion with the Court to obtain a final decree to close this case.

11. The Reorganized Debtor shall be responsible for the timely payment of all fees incurred pursuant to 28 U.S.C. § 1930(a)(6) for all pre-confirmation quarters and for the timely payment of all fees incurred pursuant to 28 U.S.C. § 1930(a)(6) after the Effective Date. After the Effective Date and until a final decree is entered closing the Debtor's Chapter 11 case, the Reorganized Debtor shall file with the Bankruptcy Court and serve on the Office of the United States Trustee quarterly financial reports regarding all income and disbursements, including all Plan payments, for each quarter (or portion thereof) that this case remains open.

12. In addition to the findings of fact and conclusions of law contained herein, this Order is made and based upon the oral statements made on the record at the Plan confirmation hearing.

IT IS SO ORDERED.

Dated: January 18, 2006

THE HONORABLE SAMUEL L. BUFFORD
UNITED STATES BANKRUPTCY JUDGE